Exhibit 16.1 Letter on change of certifying accountant
Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370 (801) 281-4700
September 27, 2007
Securities and Exchange Commission
450 5th Street, Northwest
Washington, D.C. 20549
Ladies and Gentlemen:
The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for Liberator Medical Holdings, Inc. (formerly Cardiff Communications, Inc.) the “Company”, but did not issue a report on the financial statements of the Company for any period. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 24, 2007, and agree with such statements as they pertain to our firm.
Very truly yours,
/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC